Exhibit 5.1
Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, New York 10022
July 17, 2009
Electro-Optical Sciences, Inc.
3 West Main Street
Irvington, New York 10533

Re:	Registration Statement on Form S-3
Issuance of 2,400,000 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as legal counsel to Electro-Optical Sciences, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 2,400,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company. The Shares are included in a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2008 (Registration No. 333-151935) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the form Subscription Agreement filed as an exhibit to the Company’s Current Report on Form 8-K, filed on July 17, 2009, against the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law of the State of Delaware. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.
     This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.
     We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated July 17, 2009, relating to the Shares, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on July 17, 2009. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,
/s/ Golenbock Eiseman Assor Bell & Peskoe LLP